Exhibit 99.1

Contacts:

Investors
Bob Okunski
408-240-5447
Bob.Okunski@sunpower.com

Media
Natalie Wymer
408-457-2348
Natalie.Wymer@sunpower.com

SunPower Reports Third Quarter 2019 Results
Record Shipments, Continued Strength Across Global Distributed Generation Markets

SAN JOSE, Calif., Oct. 30, 2019 - SunPower Corp. (NASDAQ:SPWR) today announced financial results for its third quarter ended Sept. 29, 2019.

Third Quarter Company Highlights

•	Continued strength in U.S. and international distributed generation (DG) markets

•	Generated positive cash at the business unit level for the quarter
SunPower Energy Services (SPES)

•	Record residential and new homes bookings - strong traction in California ahead of 2020 new home solar mandate

•	Formally launched Equinox Storage solution for the residential market
SunPower Technologies (SPT)

•	Record shipments into international DG markets - more than 70% percent of volume

•	Tracking to a fourth quarter agreement on potential investment to expand Maxeon 5 production

($ Millions, except percentages and per-share data)	3rd Quarter 2019	2nd Quarter 2019	3rd Quarter 2018
GAAP revenue	$476.0	$436.3	$428.3
GAAP gross margin	10.1%	4.5%	2.3%
GAAP net income (loss)	$(15.0)	$121.5	$(89.8)
GAAP net income (loss) per diluted share	$(0.11)	$0.75	$(0.64)
Non-GAAP revenue[1]	$491.7	$481.9	$443.4
Non-GAAP gross margin[1]	15.9%	10.5%	4.7%
Non-GAAP net income (loss)[1]	$10.6	$(31.1)	$(40.9)
Non-GAAP net income (loss) per diluted share[1]	$0.07	$(0.22)	$(0.29)
Adjusted EBITDA[1]	$42.0	$8.0	$6.7
MW Deployed	586	622	346
1Information about SunPower's use of non-GAAP financial information, including a reconciliation to U.S. GAAP, is provided under "Use of Non-GAAP Financial Measures" below.

Third Quarter 2019 Results

“Our third quarter results reflect continuing execution of our strategic plan," said Tom Werner, SunPower CEO and Chairman of the Board. "We met our financial outlook for the quarter and demonstrated ongoing progress against our key growth initiatives including the further ramp of our Maxeon 5 technology scale-up, adding to our storage and services offerings, and expanding our digital platforms.

SunPower Energy Services (SPES)

“We executed well in our North American residential business with revenue growth of more than 12 percent year-over-year and record bookings during the quarter as we benefited from the strength of our channel model. Also, building on the success of our commercial Helix Storage solution, we officially launched our residential Equinox Storage product in the third quarter. Our Equinox platform is the industry’s only fully integrated solar and storage solution designed, engineered and warranted by one company. In new homes, we continued to expand our commanding position in the market ahead of the California's 2020 new home solar mandate as we posted another record bookings and shipments quarter with a backlog now exceeding 40,000 homes.

“In Commercial, we maintained our market share lead as year-over-year deployments rose. Our channel and origination teams are executing well as our backlog continues to grow. However, project deployment execution has been disappointing, and we are undertaking a number of initiatives in our direct business that we believe will drive stronger financial performance starting in the fourth quarter. Finally, demand for our Helix Storage solution remains high as our pipeline exceeds 145 megawatts (MW) with attach rates of 35 percent.

SunPower Technologies (SPT)

“SPT posted another strong quarter. driven primarily by ongoing growth in our global DG supply business, especially in Europe, Korea and Australia. We also continued to build solid power plant supply agreement backlog into 2020. The ramp of our industry leading Maxeon 5 cell and panel technology continues as we commenced production on our second production line this quarter. Also, we have made progress toward finalizing a potential investment to accelerate Maxeon-5 production and expect to be in a position to announce this agreement in the fourth quarter. Finally, we are pleased to see strong escalating demand for our Performance Series (P-Series) product as we expect to ship a combined volume of over 1.3 gigawatts (GW) of P-Series panels in 2019 from our DZS joint venture and our Oregon manufacturing facility,” Werner concluded.

Consolidated Financials

“We were pleased with our third quarter financial performance,” said Manavendra Sial, SunPower Chief Financial Officer. “In relation to the balance sheet, we increased our liquidity, generating positive cash at the business unit level while further reducing our legacy liabilities. Finally, we were pleased to announce our second partnership with Hannon Armstrong that enables a highly capital efficient and flexible structure to finance our 200-MW of safe harbor inventory."

Third quarter fiscal year 2019 non-GAAP results exclude net adjustments that, in the aggregate, increased non-GAAP earnings by $25.7 million, including $23.9 million related to the cost of above-market polysilicon, $7.0 million related to stock-based compensation expense, $6.1 million related to business reorganization costs, $5.1 million related to loss on sale and impairment of residential lease assets, $4.3 million restructuring expense, $2.2 million related to business process improvement costs, $1.8 million related to amortization of intangible assets, $1.2 million related to construction revenue on solar services contracts, $1.0 million transaction-related costs, and $0.9 million related to tax effect, partially offset by $27.6 million related to mark-to-market gain on equity investment and $0.2 million related to legacy sale-leaseback transactions.

Financial Outlook

The company’s fourth quarter 2019 GAAP and non-GAAP guidance is as follows: on a GAAP basis, revenue of $520 million to $720 million, gross margin of 11 percent to 12 percent and net loss of $28 million to $8 million. On a non-GAAP basis, the company expects revenue of $520 million to $720 million, gross margin of 16 percent to 19 percent, Adjusted EBITDA of $74 million to $94 million and MW deployed in the range of 445 MW to 645 MW.

The company's fiscal year 2019 GAAP and non-GAAP guidance is as follows: on a GAAP basis, revenue of $1.8 billion to $2.0 billion and a net loss of $20 million to $0 million. On a non-GAAP basis, revenue of $1.9 billion to $2.1 billion and operational expenses of less than $270 million. Gigawatts deployed is expected to be in the range of 2.1 GW to 2.3 GW in addition to the company’s safe harbor program and capital expenditures of approximately $65 million. The company’s fourth quarter and fiscal year 2019 guidance includes approximately $20 million in gross margin attributable to certain legacy power plant projects.

The company is maintaining its fiscal year 2019 Adjusted EBITDA guidance to the range of $100 million to $120 million.

The company will host a conference call for investors this afternoon to discuss its third quarter 2019 performance at 1:30 p.m. Pacific Time. The call will be webcast and can be accessed from SunPower’s website at http://investors.sunpower.com/events.cfm.

This press release contains both GAAP and non-GAAP financial information. Non-GAAP figures are reconciled to the closest GAAP equivalent categories in the financial attachment of this press release. Please note that the company has posted supplemental information and slides related to its third quarter 2019 performance on the Events and Presentations section of SunPower’s Investor Relations page at http://investors.sunpower.com/events.cfm.

About SunPower
As one of the world's most innovative and sustainable energy companies, SunPower Corporation (NASDAQ: SPWR) provides a diverse group of customers with complete solar solutions and services. Residential customers, businesses, governments, schools and utilities around the globe rely on SunPower's more than 30 years of proven experience. From the first flip of the switch, SunPower delivers maximum value and superb performance throughout the long life of every solar system. Headquartered in Silicon Valley, SunPower has dedicated, customer-focused employees in Africa, Asia, Australia, Europe, North and South America. For more information about how SunPower is changing the way our world is powered, visit www.sunpower.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: (a) our plans and expectations regarding potential investment to expand Maxeon 5 production, including timing and certainty; (b) our expectations and plans regarding market traction, growth, demand, and volume; (c) our plans and expectations for our products and planned products, including anticipated markets and demand, cost impacts, and impacts on our financial performance and our ability to meet our targets and goals; (d) our plans and expectations for initiatives to improve execution and performance in our commercial business, including timing and anticipated impact on financial performance; (e) our plans and expectations regarding manufacturing expansion, and production goals and ramps, including the timing of our ramp of Maxeon 5 and P-Series production expansion; (f) our plans and expectations for our safe harbor program and our joint venture with Hannon Armstrong; (g) the expected sale of certain legacy power plant projects, including timing and impact on financial statements; (h) our positioning for future success and profitability and long-term competitiveness, and our ability to achieve our financial and strategic goals; (i) our fourth quarter fiscal 2019 guidance, including GAAP revenue, gross margin, and net loss, as well as non-GAAP revenue, gross margin, Adjusted EBITDA, and MW deployed, and related assumptions; and (j) fiscal year 2019 guidance, including, GAAP and non-GAAP revenue, net loss, non-GAAP operational expenses, non-GAAP GW deployed, non- GAAP capital expenditures, and Adjusted EBITDA, and related assumptions.

These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (1) challenges in executing transactions key to our strategic plans, including regulatory and other challenges that may arise; (2) the success of our ongoing research and development efforts and our ability to commercialize new products and services, including products and services developed through strategic partnerships; (3) competition in the solar and general energy industry and downward pressure on selling prices and wholesale energy pricing; (4) our liquidity, substantial indebtedness, and ability to obtain additional financing for our projects and customers; (5) changes in public policy, including the imposition and applicability of tariffs; (6) regulatory changes and the availability of economic incentives promoting use of solar energy; (7) fluctuations in our operating results; (8) appropriately sizing our manufacturing capacity and containing manufacturing and logistics difficulties that could arise; and (9) challenges managing our acquisitions, joint ventures and partnerships, including our ability to successfully manage acquired assets and supplier relationships.  A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”  Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at investors.sunpower.com. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

©2019 SunPower Corporation. All rights reserved. SUNPOWER, the SUNPOWER logo, EQUINOX and HELIX are trademarks or registered trademarks of SunPower Corporation in the U.S. and other countries as well.

SUNPOWER CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 29, 2019	December 30, 2018
Assets
Current assets:
Cash and cash equivalents	$188,983	$309,407
Restricted cash and cash equivalents, current portion	10,097	41,762
Restricted short-term marketable securities	6,033	—
Accounts receivable, net	205,667	175,605
Contract assets	78,868	58,994
Inventories	388,508	308,146
Advances to suppliers, current portion	75,366	37,878
Project assets - plants and land, current portion	20,260	10,796
Prepaid expenses and other current assets	132,643	131,183
Total current assets	1,106,425	1,073,771

Restricted cash and cash equivalents, net of current portion	11,655	12,594
Restricted long-term marketable securities	—	5,955
Property, plant and equipment, net	335,375	839,871
Operating lease right-of-use assets	46,283	—
Solar power systems leased and to be leased, net	55,444	92,557
Advances to suppliers, net of current portion	62,914	133,694
Long-term financing receivables, net - held for sale	—	19,592
Other intangible assets, net	9,504	12,582
Other long-term assets	262,072	162,033
Total assets	$1,889,672	$2,352,649

Liabilities and Equity
Current liabilities:
Accounts payable	$440,267	$325,550
Accrued liabilities	194,367	235,252
Operating lease liabilities, current portion	8,644	—
Contract liabilities, current portion	118,644	104,130
Short-term debt	80,297	40,074
Total current liabilities	842,219	705,006

Long-term debt	48,460	40,528
Convertible debt	819,783	818,356
Operating lease liabilities, net of current portion	44,807	—
Contract liabilities, net of current portion	67,930	99,509
Other long-term liabilities	226,729	839,136
Total liabilities	2,049,928	2,502,535

Equity:
Preferred stock	—	—
Common stock	143	141

Additional paid-in capital	2,483,815	2,463,370
Accumulated deficit	(2,455,119)	(2,480,988)
Accumulated other comprehensive loss	(3,791)	(4,150)
Treasury stock, at cost	(191,725)	(187,069)
Total stockholders' deficit	(166,677)	(208,696)
Noncontrolling interests in subsidiaries	6,421	58,810
Total deficit	(160,256)	(149,886)
Total liabilities and equity	$1,889,672	$2,352,649

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 29, 2019	June 30, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Revenue:
SunPower Energy Services	$277,688	$211,726	$263,576	$667,635	$780,187
SunPower Technologies	333,896	314,971	289,630	879,671	791,754
Intersegment eliminations	(135,626)	(90,416)	(124,943)	(286,842)	(302,693)
Total revenue	475,958	436,281	428,263	1,260,464	1,269,248
Cost of revenue:
SunPower Energy Services	248,417	189,262	217,196	608,757	644,109
SunPower Technologies	315,293	317,717	307,527	915,878	1,200,037
Intersegment eliminations	(136,003)	(90,498)	(106,337)	(294,937)	(285,388)
Total cost of revenue	427,707	416,481	418,386	1,229,698	1,558,758
Gross profit (loss)	48,251	19,800	9,877	30,766	(289,510)
Operating expenses:
Research and development	16,101	18,159	15,898	49,253	66,225
Sales, general and administrative	64,734	61,978	76,069	189,569	206,272
Restructuring charges	4,283	2,453	3,923	6,071	18,604
Loss on sale and impairment of residential lease assets	10,756	8,301	53,537	28,283	170,898
Gain on business divestiture	—	(137,286)	(59,347)	(143,400)	(59,347)
Total operating expenses (income)	95,874	(46,395)	90,080	129,776	402,652
Operating income (loss)	(47,623)	66,195	(80,203)	(99,010)	(692,162)
Other income (expense), net:
Interest income	1,025	566	1,087	2,443	2,280
Interest expense	(10,649)	(16,424)	(25,972)	(43,864)	(77,796)
Other, net	45,184	67,768	(3,643)	146,025	48,775
Other income (expense), net	35,560	51,910	(28,528)	104,604	(26,741)
Income (loss) before income taxes and equity in losses of unconsolidated investees	(12,063)	118,105	(108,731)	5,594	(718,903)
Provision for income taxes	(5,378)	(6,068)	(3,680)	(17,243)	(9,389)
Equity in losses of unconsolidated investees	(1,767)	(1,963)	(1,500)	(2,050)	(17,059)
Net income (loss)	(19,208)	110,074	(113,911)	(13,699)	(745,351)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	4,191	11,385	24,085	30,417	92,434
Net income (loss) attributable to stockholders	$(15,017)	$121,459	$(89,826)	$16,718	$(652,917)

Net income (loss) per share attributable to stockholders:
Basic	$(0.11)	$0.85	$(0.64)	$0.12	$(4.64)
Diluted	$(0.11)	$0.75	$(0.64)	$0.12	$(4.64)
Weighted-average shares:
Basic	142,553	142,471	141,027	142,248	140,722
Diluted	142,553	166,837	141,027	144,736	140,722

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 29, 2019	June 30, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Cash flows from operating activities:
Net income (loss)	$(19,208)	$110,074	$(113,911)	$(13,699)	$(745,351)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	15,298	22,534	24,743	62,022	103,144
Non-cash restructuring charges	3,528	2,346	—	5,874	—
Stock-based compensation	6,991	6,270	6,390	18,927	20,087
Non-cash interest expense	2,542	2,510	3,871	7,468	12,133
Dividend from equity method investee	—	—	—	—	3,947
Equity in losses of unconsolidated investees	1,767	1,963	1,501	2,050	17,059
Mark-to-market (gain) loss on equity investments	(28,538)	(67,500)	6,225	(129,038)	6,225
Gain on business divestiture	—	(137,286)	(59,347)	(143,400)	(59,347)
Gain on sale of equity investments without readily determinable fair value	(17,275)	—	(543)	(17,275)	(50,568)
Deferred income taxes	(1,545)	(4)	1,575	500	3,006
Impairment of property, plant and equipment	—	777	—	777	369,168
Loss on sale and impairment of residential lease assets	10,755	16,728	53,537	36,709	170,898
Gain on sale of assets	(21,383)			(21,383)
Other, net	—	—	(3,294)	—	(5,737)
Changes in operating assets and liabilities:
Accounts receivable	2,921	(60,827)	(15,057)	(45,710)	(19,090)
Contract assets	(25,516)	5,697	(2,639)	(18,107)	(38,014)
Inventories	(45,989)	(20,386)	(27,942)	(108,093)	(103,791)
Project assets	(3,040)	(6,974)	(20,226)	(9,238)	(9,140)
Prepaid expenses and other assets	16,967	(27,212)	5,616	1,482	39,924
Operating lease right-of-use assets	14,999	(11,383)	—	6,219	—
Long-term financing receivables, net - held for sale	481	657	(42,775)	(473)	(151,931)
Advances to suppliers	8,518	11,719	14,059	33,292	29,181
Accounts payable and other accrued liabilities	52,810	40,018	10,387	64,009	(69,056)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 29, 2019	June 30, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Contract liabilities	4,709	17,996	(3,904)	8,127	(39,823)
Operating lease liabilities	(15,865)	11,222	—	(7,202)	—
Net cash used in operating activities	(36,073)	(81,061)	(161,734)	(266,162)	(517,076)
Cash flows from investing activities:
Purchases of property, plant and equipment	(16,896)	(11,656)	(12,346)	(35,100)	(37,708)
Cash paid for solar power systems, leased, net	—	—	(16,971)	—	(55,659)
Cash paid for solar power systems	(8,503)	(15,723)	(904)	(51,826)	(4,340)
Proceeds from business divestiture, net of cash sold	—	30,814	13,257	40,491	13,257
Dividend from equity method investee	—	—	—	—	12,952
Proceeds from sale of assets	39,742	228	—	39,970	—
Cash outflow from the sale of residential lease portfolio	(16,397)			(16,397)
Proceeds from sale of investments	42,957	—	—	42,957	417,766
Cash paid for investments in unconsolidated investees	(2,400)	(10,000)	—	(12,400)	(14,061)
Net cash provided by (used in) investing activities	38,503	(6,337)	(16,964)	7,695	332,207
Cash flows from financing activities:
Proceeds from bank loans and other debt	87,823	75,687	51,018	231,489	167,477
Repayment of 0.75% debentures due 2018, bank loans and other debt	(84,035)	(66,688)	(56,702)	(209,095)	(476,229)
Proceeds from issuance of non-recourse residential financing, net of issuance costs	6,528	43,476	120,099	72,259	187,208
Repayment of non-recourse residential financing	(1,803)	(1,156)	(5,032)	(2,959)	(14,931)
Contributions from noncontrolling interests and redeemable noncontrolling interests attributable to residential projects	1,842	8,590	34,388	31,413	107,678
Distributions to noncontrolling interests and redeemable noncontrolling interests attributable to residential projects	—	(316)	(6,594)	(316)	(19,176)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 29, 2019	June 30, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Proceeds from issuance of non-recourse power plant and commercial financing, net of issuance costs	—	—	27,980	—	50,266
Repayment of non-recourse power plant and commercial financing	—	—	(221)	—	(4,899)
Payment for prior business combination	—	(9,000)	—	(9,000)	—
Settlement of contingent consideration arrangement	—	—	—	(2,448)	—
Purchases of stock for tax withholding obligations on vested restricted stock	(292)	(493)	(349)	(4,657)	(5,249)
Net cash provided by (used in) financing activities	10,063	50,100	164,587	106,686	(7,855)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(1,510)	147	1,896	(1,247)	772
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	10,983	(37,151)	(12,215)	(153,028)	(191,952)
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of period[1]	199,752	236,903	364,600	363,763	544,337
Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period[1]	$210,735	$199,752	$352,385	$210,735	$352,385

Non-cash transactions:
Costs of solar power systems, leased, sourced from existing inventory	$—	$—	$8,769	$—	$30,409
Costs of solar power systems, leased, funded by liabilities	$—	$—	$4,903	$—	$4,903
Costs of solar power systems sourced from existing inventory	$8,033	$4,767	$—	$29,206	$—
Costs of solar power systems funded by liabilities	$3,604	$4,529	$—	$3,604	$—
Costs of solar power systems under sale-leaseback financing arrangements, sourced from project assets	$—	$—	$14,628	$—	$30,208
Property, plant and equipment acquisitions funded by liabilities	$11,911	$22,560	$11,453	$11,911	$11,453
Contractual obligations satisfied with inventory	$—	$—	$8,035	$—	$48,916

	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 29, 2019	June 30, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Assumption of debt by buyer upon sale of equity interest	$—	$—	$—	$—	$27,321
Assumption of debt by buyer in connection with sale of residential lease assets	$69,076	$—	$—	$69,076	$—
Right-of-use assets obtained in exchange of lease obligations	$8,939	$13,280	$—	$103,744	$—
Derecognition of financing obligations upon business divestiture	$—	$590,884	$—	$590,884	$—
Holdback related to business divestiture	$—	$2,425	$—	$2,425	$—
Holdback related to sale of assets	$18,300	$—	$—	$18,300	$—
Receivables in connection with sale of residential lease portfolio	$8,043	$—	$—	$8,043	$—
Aged supplier financing balances reclassified from AP to short-term debt	$22,852	$—	$—	$22,852	$—
Stock consideration received due to business divestiture	$—	$—	$42,600	$—	$42,600
Accounts receivable due to disposal of shares in joint venture	$—	$—	$4,635	$—	$4,635
Acquisition of noncontrolling interests funded by Mezzanine Loan proceeds	$—	$—	$12,400	$—	$12,400
Accounts receivable due to business divestiture	$—	$—	$10,000	$—	$10,000

Use of Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with United States Generally Accepted Accounting Principles ("GAAP"), the company uses non-GAAP measures that are adjusted for certain items from the most directly comparable GAAP measures. The specific non-GAAP measures listed below are: revenue; gross margin; net loss; net loss per diluted share; and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Management believes that each of these non-GAAP measures are useful to investors, enabling them to better assess changes in each of these key elements of the company's results of operations across different reporting periods on a consistent basis, independent of certain items as described below. Thus, each of these non-GAAP financial measures provide investors with another method to assess the company's operating results in a manner that is focused on its ongoing, core operating performance, absent the effects of these items. Management uses these non-GAAP measures internally to assess the business, its financial performance, current and historical results, as well as for strategic decision-making and forecasting future results. Many of the analysts covering the company also use these non-GAAP measures in their analysis. Given management's use of these non-GAAP measures, the company believes these measures are important to investors in understanding the company's operating results as seen through the eyes of management. These non-GAAP measures are not prepared in accordance with GAAP or intended to be a replacement for GAAP financial data; and therefore, should be reviewed together with the GAAP measures and are not intended to serve as a substitute for results under GAAP, and may be different from non-GAAP measures used by other companies.

Non-GAAP revenue includes adjustments relating to 8point3, legacy utility and power plant projects, legacy sale-leaseback transactions and construction services for residential customer contracts, each of which is described below. In addition to the above adjustments, non-GAAP gross margin includes adjustments relating to impairment and sale of residential lease assets, impairment of property, plant, and equipment, cost of above-market polysilicon, stock-based compensation, amortization of intangible assets, and depreciation of idle equipment, each of which is described below. In addition to the above adjustments, non-GAAP net loss and non-GAAP net loss per diluted share are adjusted for adjustments relating to gain on business divestiture, transaction-related costs, business reorganization costs, non-cash interest expense, restructuring expense, the tax effect of these non-GAAP adjustments, and other items, each of which is described below. In addition to the above adjustments as non-GAAP net loss, Adjusted EBITDA includes adjustments relating to cash interest expense (net of interest income), provision for income taxes, and depreciation.

Non-GAAP Adjustments Based on International Financial Reporting Standards (“IFRS”)

The company’s non-GAAP results include adjustments under IFRS that are consistent with the adjustments made in connection with the company’s internal reporting process as part of its status as a consolidated subsidiary of Total S.A., our controlling shareholder and a foreign public registrant that reports under IFRS. Differences between GAAP and IFRS reflected in the company’s non-GAAP results are further described below. In these situations, management believes that IFRS enables investors to better evaluate the company’s performance, and assists in aligning the perspectives of the management with those of Total S.A.

•
8point3: The company includes adjustments related to the sales of projects contributed to 8point3 Group, an equity method investee ("8point3") based on the difference between the fair market value of the consideration received and the net carrying value of the projects contributed, of which, a portion is deferred in proportion to the company’s retained equity stake in 8point3. The deferred profit is subsequently recognized over time. Under GAAP, these sales are recognized under either real estate, lease, or consolidation accounting guidance depending upon the nature of the individual asset contributed, with outcomes ranging from no, partial, or full profit recognition. IFRS profit, less deferrals associated with retained equity, is recognized for sales related to the residential lease portfolio. Revenue for other projects sold is deferred until those projects reach commercial operation. On June 19, 2018, the company sold its equity interest in the 8point3 Group.

•
Legacy utility and power plant projects: The company included adjustments related to the revenue recognition of certain utility and power plant projects based on percentage-of-completion accounting and, when relevant, the allocation of revenue and margin to our project development efforts at the time of initial project sale. Under IFRS, such projects are accounted for when the customer obtains control of the promised goods or services which generally results in earlier recognition of revenue and profit than U.S. GAAP. Over the life of each project, cumulative revenue and gross margin will eventually be equivalent under both GAAP and IFRS; however, revenue and gross margin will generally be recognized earlier under IFRS.

•
Legacy sale-leaseback transactions: The company included adjustments related to the revenue recognition on certain legacy sale-leaseback transactions entered into before December 31, 2018, based on the net proceeds received from the buyer-lessor. Under U.S. GAAP, these transactions were accounted for under the financing method in accordance with the applicable accounting guidance. Under such guidance, no revenue or profit is recognized at the inception of the transaction, and the net proceeds from the buyer-lessor are recorded as a financing liability. Imputed interest is recorded on the liability equal to our incremental borrowing rate adjusted solely to prevent negative amortization. Under IFRS, such revenue and profit is recognized at the time of sale to the buyer-lessor if certain criteria are met. Upon adoption of IFRS 16, Leases, on December 31, 2018, IFRS is aligned with GAAP.

•
Mark-to-market (gain) loss in equity investments: The company recognizes adjustments related to the fair value of equity investments with readily determinable fair value based on the changes in the stock price of these equity investments at every reporting period. Under GAAP, mark-to-market gains and losses due to changes in stock prices for these securities are recorded in earnings while under IFRS, an election can be made to recognize such gains and losses in other comprehensive income. Such an election was made by Total S.A. Further, we elected the Fair Value Option (“FVO”) for some of our equity method investments, and we adjust the carrying value of those investments based on their fair market value calculated periodically. Such option is not available under IFRS, and equity method accounting is required for such investments. Management believes that excluding these adjustments on equity investments is consistent with our internal reporting process as part of its status as a consolidated subsidiary of Total S.A. and better reflects our ongoing results.

Other Non-GAAP Adjustments

•
Business process improvement costs: During prior quarter ended June 30, 2019, the company initiated a project to improve its manufacturing and related processes to improve gross margin in coming years and engaged third party experts to consult on business process improvements. Management believes it is appropriate to exclude these consulting expenses from our Non-GAAP financial measures as they are non-recurring in nature, and are not reflective of the company’s ongoing operating results

•
Loss (gain) on sale and impairment of residential lease assets: In the fourth quarter of fiscal 2017, the company made the decision to sell or refinance its interest in the residential lease portfolio and as a result of this triggering event, determined it was necessary to evaluate the potential for impairment in its ability to recover the carrying amount of the residential lease portfolio. In accordance with such evaluation, the company recognized a non-cash impairment charge on its solar power systems leased and to be leased and an allowance for losses related financing receivables. In connection with the impairment loss, the carrying values of the company's solar power systems leased and to be leased were reduced which resulted in lower depreciation charges. In the fourth quarter of fiscal 2018, the company sold membership units representing a 49% membership interest in its residential lease business and retained a 51% membership interest. The loss on divestment and the remaining unsold residential lease assets impairment with its corresponding depreciation savings are excluded from the company’s non-GAAP results as they are non-cash in nature and not reflective of ongoing operating results. Additionally, in the third quarter of fiscal 2019, in continuation with our intention to deconsolidate all the residential lease assets owned by us, we sold the remainder of residential lease assets still owned by us, that were not previously sold. Such activity is excluded from the company’s non-GAAP financial measures as it is non-cash in nature and not reflective of ongoing non-GAAP results.

•
Impairment of property, plant, and equipment: In the second quarter of fiscal 2018, the company announced its proposed plan to change the corporate structure into the Upstream business unit and Downstream business unit, and long-term strategy to replace IBC technology to NGT. Accordingly, the company expects to upgrade the equipment associated with our manufacturing operations for the production of NGT over the next several years. In connection with these events, the company determined indicators of impairment existed and therefore performed an evaluation of the recoverability of the asset group. In accordance with such evaluation, the company recognized a non-cash impairment charge on its property, plant and equipment. Such asset impairment is excluded from the company’s non-GAAP financial measures as it is non-cash in nature and not reflective of ongoing segment results.

•
Construction revenue on solar services contracts: Upon adoption of the new lease accounting guidance (“ASC 842”) in the first quarter of fiscal 2019, revenue and cost of revenue on solar services contracts with residential customers are recognized ratably over the term of those contracts, once the projects are placed in service. For non-GAAP results, the company recognizes revenue and cost of revenue upfront based on the expected cash proceeds to align with the legacy lease accounting guidance. Management believes it is appropriate to recognize revenue and cost of revenue upfront based on total expected cash proceeds, as it better reflects the company's ongoing results as such method aligns revenue and costs incurred most accurately in the same period.

•
Cost of above-market polysilicon: The company has entered into multiple long-term, fixed-price supply agreements to purchase polysilicon for periods of up to 10 years. The prices in select legacy supply agreements, which incorporate a cash portion and a non-cash portion attributable to the amortization of prepayments made under the agreements, significantly exceed current market prices. Additionally, in order to reduce inventory and improve working capital, the company has periodically elected to sell polysilicon inventory in the marketplace at prices below the company’s purchase price, thereby incurring a loss. Management believes that it is appropriate to exclude the impact of its above-market cost of polysilicon, including the effect of above-market polysilicon on product costs, losses incurred on sales of polysilicon to third parties, and inventory reserves and project asset impairments from the company's non-GAAP financial measures as they are not reflective of ongoing operating results and do not contribute to a meaningful evaluation of a company's past operating performance.

•
Stock-based compensation: Stock-based compensation relates primarily to the company’s equity incentive awards. Stock-based compensation is a non-cash expense that is dependent on market forces that are difficult to predict. Management believes that this adjustment for stock-based compensation provides investors with a basis to measure the company's core performance, including compared with the performance of other companies, without the period-to-period variability created by stock-based compensation.

•
Amortization of intangible assets: The company incurs amortization of intangible assets as a result of acquisitions, which includes patents, purchased technology, project pipeline assets, and in-process research and development. Management believes that it is appropriate to exclude these amortization charges from the company’s non-GAAP financial measures as they arise from prior acquisitions, are not reflective of ongoing operating results, and do not contribute to a meaningful evaluation of a company’s past operating performance.

•
Depreciation of idle equipment: In the fourth quarter of 2017, the company changed the deployment plan for its next generation of solar cell technology, and revised its depreciation estimates to reflect the use of certain assets over its shortened useful life. Such asset depreciation is excluded from the company's non-GAAP financial measures as it is non-cash in nature and not reflective of ongoing operating results. Excluding this data provides investors with a basis to compare the company's performance against the performance of other companies without such charges.

•
Gain on business divestiture: In the second quarter of fiscal 2019, the company entered into a transaction pursuant to which it sold membership interest in certain of its subsidiaries that own leasehold interests in projects subject to sale-leaseback financing arrangements. In connection with this sale, the company recognized a gain relating to this business divestiture. In the third quarter of fiscal 2018, the company entered into a transaction pursuant to which the company sold certain assets and intellectual property related to the production of microinverters for purchase consideration comprised of both cash and stock. In connection with this sale, the company recognized a gain relating to this business divestiture. Management believes that it is appropriate to exclude both of these gains from the company's non-GAAP results as it is not reflective of ongoing operating results.

•
Transaction-related costs: In connection with material transactions such as acquisition or divestiture of a business, the company incurred transaction costs including legal and accounting fees. Management believes that it is appropriate to exclude these costs from the company’s non-GAAP financial measures as they would not have otherwise been incurred as part of its business operations and are therefore not reflective of ongoing operating results.

•
Business reorganization costs: In connection with the reorganization of our business into an upstream and downstream business unit structure, the company incurred and expects to continue incurring expenses in the upcoming quarters associated with reorganization of corporate functions and responsibilities to the business units, updating accounting policies and processes and implementing systems. The company also incurred and expects to incur costs in financing its Next Generation Technology ("NGT") business. The company believes that it is appropriate to exclude these from our segment results as they would not have otherwise been incurred as part of its business operations and are therefore not reflective of ongoing operating results.

•
Non-cash interest expense: The company incurs non-cash interest expense related to the amortization of items such as original issuance discounts on its debt. The company excludes non-cash interest expense because the expense does not reflect its financial results in the period incurred. Management believes that this adjustment for non-cash interest expense provides investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without non-cash interest expense.

•
Restructuring expenses: The company incurs restructuring expenses related to reorganization plans aimed towards realigning resources consistent with the company’s global strategy and improving its overall operating efficiency and cost structure. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have historically occurred infrequently. Although the company has engaged in restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from the company's non-GAAP financial measures as they are not reflective of ongoing operating results or contribute to a meaningful evaluation of a company's past operating performance.

•
Tax effect: This amount is used to present each of the adjustments described above on an after-tax basis in connection with the presentation of non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share. The company's non-GAAP tax amount is based on estimated cash tax expense and reserves. The company forecasts its annual cash tax liability and allocates the tax to each quarter in a manner generally consistent with its GAAP methodology. This approach is designed to enhance investors’ ability to understand the impact of the company's tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP to non-GAAP adjustments, which may not reflect actual cash tax expense.

•	Adjusted EBITDA adjustments: When calculating Adjusted EBITDA, in addition to adjustments described above, the company excludes the impact of the following items during the period:

•	Cash interest expense, net of interest income

•	Provision for income taxes

•	Depreciation

For more information about these non-GAAP financial measures, please see the tables captioned "Reconciliations of GAAP Measures to Non-GAAP Measures" set forth at the end of this release, which should be read together with the preceding financial statements prepared in accordance with GAAP.

SUNPOWER CORPORATION
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)
Adjustments to Revenue:

	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 29, 2019	June 30, 2019	September 30, 2018	September 29, 2019	September 30, 2018
GAAP revenue	$475,958	$436,281	$428,263	$1,260,464	$1,269,248
Adjustments based on IFRS:
8point3	—	—	—	—	(8,588)
Legacy utility and power plant projects	(65)	(23)	(361)	(259)	(3,454)
Legacy sale-leaseback transactions	—	—	15,529	—	32,327
Other adjustments:
Construction revenue on solar services contracts	15,790	45,614	—	124,909	—
Non-GAAP revenue	$491,683	$481,872	$443,431	$1,385,114	$1,289,533

Adjustments to Gross Profit (Loss) / Margin:

	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 29, 2019	June 30, 2019	September 30, 2018	September 29, 2019	September 30, 2018
GAAP gross profit (loss)	$48,251	$19,800	$9,877	$30,766	$(289,510)
Adjustments based on IFRS:
8point3	—	—	—	—	(8,337)
Legacy utility and power plant projects	(7)	884	162	993	(675)
Legacy sale-leaseback transactions	(181)	(3,684)	(2,492)	(4,688)	(5,890)
Other adjustments:
Business process improvement costs	2,279	—	—	2,279	—
Construction revenue on solar service contracts	1,160	5,506	—	18,052	—
Loss on sale and impairment of residential lease assets	(511)	(632)	(4,679)	(1,268)	(12,683)
Impairment of property, plant and equipment	—	—	—	—	355,106
Cost of above-market polysilicon	23,878	25,950	14,628	99,256	49,997
Stock-based compensation expense	1,522	1,133	1,239	2,823	3,760
Amortization of intangible assets	1,783	1,783	2,142	5,352	7,077
Depreciation of idle equipment	—	—	—	—	721
Non-GAAP gross profit	$78,174	$50,740	$20,877	$153,565	$99,566

GAAP gross margin (%)	10.1%	4.5%	2.3%	2.4%	(22.8)%
Non-GAAP gross margin (%)	15.9%	10.5%	4.7%	11.1%	7.7%

Adjustments to Net Income (Loss):

	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 29, 2019	June 30, 2019	September 30, 2018	September 29, 2019	September 30, 2018
GAAP net income (loss) attributable to stockholders	$(15,017)	$121,459	$(89,826)	$16,718	$(652,917)
Adjustments based on IFRS:
8point3	—	—	—	—	(8,485)
Legacy utility and power plant projects	(7)	884	162	993	(675)
Legacy sale-leaseback transactions	(181)	1,025	2,258	5,755	7,818
Mark-to-market (gain) loss on equity investments	(27,595)	(67,500)	6,225	(128,095)	6,225
Other adjustments:
Business process improvement costs	2,279	—	—	2,279	—
Construction revenue on solar service contracts	1,160	(6,398)	—	(8,978)	—
Loss on sale and impairment of residential lease assets	5,135	15,554	50,735	29,002	146,234
Impairment of property, plant and equipment	—	—	—	—	369,168
Cost of above-market polysilicon	23,878	25,950	14,628	99,256	49,997
Stock-based compensation expense	6,992	6,270	6,390	18,928	21,791
Amortization of intangible assets	1,783	1,783	2,142	5,352	7,077
Depreciation of idle equipment	—	—	—	—	721
Gain on business divestiture	—	(137,286)	(59,347)	(143,400)	(59,347)
Transaction-related costs	976	1,173	20,869	3,571	20,869
Business reorganization costs	6,066	4,156	—	12,871	—
Non-cash interest expense	10	10	13	30	58
Restructuring charges	4,283	2,453	3,923	6,071	18,604
Tax effect	880	(669)	906	1,729	1,808
Non-GAAP net loss attributable to stockholders	$10,642	$(31,136)	$(40,922)	$(77,918)	$(71,054)

Adjustments to Net income (loss) per diluted share:

	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 29, 2019	June 30, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Net income (loss) per diluted share
Numerator:
GAAP net income (loss) available to common stockholders[1]	$(15,017)	$121,459	$(89,826)	$16,718	$(652,917)
Add: Interest expense on 4.00% debenture due 2023, net of tax	—	3,358	—	—	—
Add: Interest expense on 0.875% debenture due 2021, net of tax	—	691	—	—	—
GAAP net income (loss) available to common stockholders[1]	$(15,017)	$125,508	$(89,826)	$16,718	$(652,917)

Non-GAAP net income (loss) available to common stockholders[1]	$10,642	$(31,136)	$(40,922)	$(77,918)	$(71,054)

Denominator:
GAAP weighted-average shares	142,553	142,471	141,027	142,248	140,722
Effect of dilutive securities:
Restricted stock units	—	2,241	—	2,488	—
0.875% debentures due 2021	—	13,922	—	—	—
4.00% debentures due 2023	—	8,203	—	—	—
GAAP dilutive weighted-average common shares:	142,553	166,837	141,027	144,736	140,722

Non-GAAP weighted-average shares	142,553	142,471	141,027	142,248	140,722
Effect of dilutive securities:

Restricted stock units	4,826	—	—	—	—
Non-GAAP dilutive weighted-average common shares[1]	147,379	142,471	141,027	142,248	140,722

GAAP net income (loss) per diluted share	$(0.11)	$0.75	$(0.64)	$0.12	$(4.64)
Non-GAAP net income (loss) per diluted share	$0.07	$(0.22)	$(0.29)	$(0.55)	$(0.50)
1In accordance with the if-converted method, net loss available to common stockholders excludes interest expense related to the 0.875% and 4.0% debentures if the debentures are considered converted in the calculation of net loss per diluted share. If the conversion option for a debenture is not in the money for the relevant period, the potential conversion of the debenture under the if-converted method is excluded from the calculation of non-GAAP net loss per diluted share.

Adjusted EBITDA:

	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 29, 2019	June 30, 2019	September 30, 2018	September 29, 2019	September 30, 2018
GAAP net income (loss) attributable to stockholders	$(15,017)	$121,459	$(89,826)	$16,718	$(652,917)
Adjustments based on IFRS:
8point3	—	—	—	—	(8,485)
Legacy utility and power plant projects	(7)	884	162	993	(675)
Legacy sale-leaseback transactions	(181)	1,025	2,258	5,755	7,818
Mark-to-market (gain) loss on equity investments	(27,595)	(67,500)	6,225	(128,095)	6,225
Other adjustments:
Business process improvement costs	2,279	—	—	2,279	—
Construction revenue on solar service contracts	1,160	(6,398)	—	(8,978)	—
Loss on sale and impairment of residential lease assets	5,135	15,554	50,735	29,002	146,234
Impairment of property, plant and equipment	—	—	—	—	369,168
Cost of above-market polysilicon	23,878	25,950	14,628	99,256	49,997
Stock-based compensation expense	6,992	6,270	6,390	18,928	21,791
Amortization of intangible assets	1,783	1,783	2,142	5,352	7,077
Depreciation of idle equipment	—	—	—	—	721
Gain on business divestiture	—	(137,286)	(59,347)	(143,400)	(59,347)
Transaction-related costs	976	1,173	20,869	3,571	20,869
Business reorganization costs	6,066	4,156	—	12,871	—
Non-cash interest expense	10	10	13	30	58
Restructuring charges	4,283	2,453	3,923	6,071	18,604
Cash interest expense, net of interest income	9,624	11,148	20,136	30,978	61,810
Provision for income taxes	5,378	6,068	3,680	17,243	9,389
Depreciation	17,205	21,286	24,754	57,672	99,313
Adjusted EBITDA	$41,969	$8,035	$6,742	$26,246	$97,650

Q4 2019 and FY 2019 GUIDANCE

(in thousands except percentages)	Q4 2019	FY 2019
Revenue (GAAP)	$520,000-$720,000	$1,800,000-$2,000,000
Revenue (non-GAAP)[1]	$520,000-$720,000	$1,900,000-$2,100,000
Gross margin (GAAP)	11% - 12%	N/A
Gross margin (non-GAAP)[2]	16% - 19%	N/A
Net income (loss) (GAAP)	$(28,000)-$(8,000)	$(20,000)-$0
Adjusted EBITDA[3]	$74,000-$94,000	$100,000-$120,000

1.	Estimated non-GAAP amounts above for fiscal 2019 include net adjustments that increase revenue by approximately $125 million, related to construction revenue on solar services contracts.

2.
Estimated non-GAAP amounts above for Q4 2019 include net adjustments that increase gross margin by approximately $40 million related to cost of above-market polysilicon, $2 million related to stock-based compensation expense, and $2 million related to amortization of intangible assets.

3.
Estimated Adjusted EBITDA amounts above for Q4 2019 include net adjustments that decrease (increase) net income by approximately $40 million related to cost of above-market polysilicon, $15 million related to depreciation, $10 million related to interest expense, $10 million related to stock-based compensation expense, $9 million related to restructuring, $5 million related to income taxes, $11 million related to business reorganization costs, $2 million related to amortization of intangible assets. Estimated non-GAAP amounts above for fiscal 2019 include net adjustments that decrease (increase) net loss by approximately $139 million related to cost of above-market polysilicon, $73 million related to depreciation, $40 million related to interest expense, $29 million related to impairment of lease assets, $29 million related to stock-based compensation expense, $24 million related to business reorganization costs, $22 million related to income taxes, $15 million related to restructuring, $7 million related to amortization of intangible assets, $6 million on sale-leaseback, $4 million related to transaction-related costs, $3 million related to business process improvement costs, $(143) million related to the gain on business divestiture, $(128) million related to mark-to-market gain on equity investments, and $(9) million related to construction revenue on solar services contracts.

SUPPLEMENTAL DATA
(In thousands, except percentages)

The following supplemental data represent the adjustments that are included or excluded from SunPower's non-GAAP revenue, gross profit/margin, net income (loss) and net income (loss) per diluted share measures for each period presented in the Consolidated Statements of Operations contained herein.

THREE MONTHS ENDED

	September 29, 2019
	Revenue			Gross Profit / Margin					Operating expenses				Other income (expense), net	Benefit from income taxes	Equity in earnings of unconsolidated investees	Loss attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring charges	Loss on sale and impairment of residential lease assets
GAAP	$277,688	$333,896	$(135,626)	$29,271	10.5%	$18,603	5.6%	$377									$(15,017)
Adjustments based on IFRS:
Legacy utility and power plant projects	—	(65)	—	(7)		—		—	—	—	—	—	—	—	—	—	(7)
Legacy sale-leaseback transactions	—	—	—	(181)		—		—	—	—	—	—	—	—	—	—	(181)
Mark-to-market gain on equity investments	—	—	—	—		—		—	—	—	—	—	(28,548)	—	953	—	(27,595)
Other adjustments:
Business process improvement costs	—	—	—	—		2,279		—	—	—	—	—	—	—	—	—	2,279
Loss on sale and impairment of residential lease assets	—	—	—	(511)		—		—	—	—	—	10,756	—	—	—	(5,110)	5,135
Construction revenue on solar services contracts	15,790	—	—	1,160		—		—	—	—	—	—	—	—	—	—	1,160
Cost of above-market polysilicon	—	—	—	—		29,633		(5,755)	—	—	—	—	—	—	—	—	23,878
Stock-based compensation expense	—	—	—	741		781		—	903	4,567	—	—	—	—	—	—	6,992
Amortization of intangible assets	—	—	—	—		1,783		—	—	—	—	—	—	—	—	—	1,783
Business reorganization costs	—	—	—	—		—		—	—	6,066	—	—	—	—	—	—	6,066
Transaction-related costs	—	—	—	—		—		—	—	976	—	—	—	—	—	—	976
Non-cash interest expense	—	—	—	—		—		—	—	10	—	—	—	—	—	—	10
Restructuring charges	—	—	—	—		—		—	—	—	4,283	—	—	—	—	—	4,283
Tax effect	—	—	—	—		—		—	—	—	—	—	—	880	—	—	880
Non-GAAP	$293,478	$333,831	$(135,626)	$30,473	10.4%	$53,079	15.9%	$(5,378)									$10,642

	June 30, 2019
	Revenue			Gross Profit / Margin					Operating expenses					Other income (expense), net	Provision for income taxes	Gain (Loss) attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring charges	Loss on sale and impairment of residential lease assets	Gain on business divestiture
GAAP	$211,726	$314,971	$(90,416)	$22,464	10.6%	$(2,746)	(0.9)%	$82									$121,459
Adjustments based on IFRS:
Legacy utility and power plant projects	—	(23)	—	—		884		—	—	—	—	—	—	—	—	—	884
Legacy sale-leaseback transactions	—	—	—	(3,684)		—		—	—	—	—	—	—	4,709	—	—	1,025
Mark-to-market gain on equity investments	—	—	—	—		—		—	—	—	—	—	—	(67,500)	—	—	(67,500)
Other adjustments:
Gain (loss) on sale and impairment of residential lease assets	—	—	—	(632)		—		—	—	—	—	16,728	—	—	—	(542)	15,554
Construction revenue on solar services contracts	45,614	—	—	5,506		—		—	—	—	—	—	—	—	—	(11,904)	(6,398)
Cost of above-market polysilicon	—	—	—	—		23,875		2,075	—	—	—	—	—	—	—	—	25,950
Stock-based compensation expense	—	—	—	460		673		—	879	4,258	—	—	—	—	—	—	6,270
Amortization of intangible assets	—	—	—	—		1,783		—	—	—	—	—	—	—	—	—	1,783
Gain on business divestiture	—	—	—	—		—		—	—	—	—	—	(137,286)	—	—	—	(137,286)
Business reorganization costs	—	—	—	—		—		—	777	3,379	—	—	—	—	—	—	4,156
Transaction-related costs	—	—	—	—		—		—	—	1,173	—	—	—	—	—	—	1,173
Non-cash interest expense	—	—	—	—		—		—	—	10	—	—	—	—	—	—	10
Restructuring expense	—	—	—	—		—		—	—	—	2,453	—	—	—	—	—	2,453
Tax effect	—	—	—	—		—		—	—	—	—	—	—	—	(669)	—	(669)
Non-GAAP	$257,340	$314,948	$(90,416)	$24,114	9.4%	$24,469	7.8%	$2,157									$(31,136)

	September 30, 2018
	Revenue			Gross Profit / Margin					Operating expenses					Other income (expense), net	Benefit from income taxes	Gain attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring charges	Impairment of residential lease assets	Gain on business divestiture
GAAP	$263,576	$289,630	$(124,943)	$46,380	17.6%	$(17,897)	(6.2)%	$(18,606)									$(89,826)
Adjustments based on IFRS:
Utility and power plant projects	(114)	(247)	—	141		21		—	—	—	—	—	—	—	—	—	162
Sale-leaseback transactions	15,529	—	—	(2,054)		(438)		—	—	—	—	—	—	4,750	—	—	2,258
Mark-to-market loss on equity investments	—	—	—	—		—		—	—	—	—	—	—	6,225	—	—	6,225
Other adjustments:
Impairment of residential lease assets	—	—	—	(4,679)		—		—	—	—	—	53,537	—	—	—	1,877	50,735
Cost of above-market polysilicon	—	—	—	(2,336)		16,964		—	—	—	—	—	—	—	—	—	14,628
Stock-based compensation expense	—	—	—	598		641		—	806	4,345	—	—	—	—	—	—	6,390
Amortization of intangible assets	—	—	—	972		1,170		—	—	—	—	—	—	—	—	—	2,142
Gain on business divestiture	—	—	—	—		—		—	—	—	—	—	(59,347)	—	—	—	(59,347)
Acquisition-related and other costs	—	—	—	—		—		—	—	20,869	—	—	—	—	—	—	20,869
Non-cash interest expense	—	—	—	—		—		—	1	12	—	—	—	—	—	—	13
Restructuring charges	—	—	—	—		—		—	—	—	3,923	—	—	—	—	—	3,923
Tax effect	—	—	—	—		—		—	—	—	—	—	—	—	906	—	906
Non-GAAP	$278,991	$289,383	$(124,943)	$39,022	14.0%	$461	0.2%	$(18,606)									$(40,922)

NINE MONTHS ENDED

	September 29, 2019
	Revenue			Gross Profit / Margin					Operating expenses					Other income (expense), net	Benefit from income taxes	Equity in earnings of unconsolidated investees	Loss attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring charges	Loss on sale and impairment of residential lease assets	Gain on business divestiture
GAAP	$667,635	$879,671	$(286,842)	$58,878	8.8%	$(36,207)	(4.1)%	$8,095										$16,718
Adjustments based on IFRS:
Legacy utility and power plant projects	—	(259)	—	118		875		—	—	—	—	—	—	—	—	—	—	993
Legacy sale-leaseback transactions	—	—	—	(4,689)		1		—	—	—	—	—	—	10,443	—	—	—	5,755
Mark-to-market gain on equity investments	—	—	—	—		—		—	—	—	—	—	—	(129,048)	—	953	—	(128,095)
Other adjustments:
Business process improvement costs	—	—	—	—		2,279		—	—	—	—	—	—	—	—	—	—	2,279
Loss on sale and impairment of residential lease assets	—	—	—	(1,268)		—		—	—	—	—	36,710	—	—	—	—	(6,440)	29,002
Construction revenue on solar services contracts	124,909	—	—	18,052		—		—	—	—	—	—	—	—	—	—	(27,030)	(8,978)
Cost of above-market polysilicon	—	—	—	—		102,936		(3,680)	—	—	—	—	—	—	—	—	—	99,256
Stock-based compensation expense	—	—	—	1,369		1,454		—	2,375	13,730	—	—	—	—	—	—	—	18,928
Amortization of intangible assets	—	—	—	—		5,352		—	—	—	—	—	—	—	—	—	—	5,352
Gain on business divestiture	—	—	—	—		—		—	—	—	—	—	(143,400)	—	—	—	—	(143,400)
Business reorganization costs	—	—	—	—		—		—	777	12,094	—	—	—	—	—	—	—	12,871
Transaction-related costs	—	—	—	—		—		—	—	3,571	—	—	—	—	—	—	—	3,571
Non-cash interest expense	—	—	—	—		—		—	—	30	—	—	—	—	—	—	—	30

Restructuring charges	—	—	—	—		—		—	—	—	6,071	—	—	—	—	—	—	6,071
Tax effect	—	—	—	—		—		—	—	—	—	—	—	—	1,729	—	—	1,729
Non-GAAP	$792,544	$879,412	$(286,842)	$72,460	9.1%	$76,690	8.7%	$4,415										$(77,918)

	September 30, 2018
	Revenue			Gross Profit / Margin					Operating expenses					Other income (expense), net	Benefit from income taxes	Equity in losses of unconsolidated investees	Loss attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring charges	Impairment of residential lease assets	Gain on business divestiture
GAAP	$780,187	$791,754	$(302,693)	$136,078	17.4%	$(408,283)	(51.6)%	$(17,305)										$(652,917)
Adjustments based on IFRS:
8point3	(2,400)	(6,188)	—	(2,149)		(6,188)		—	—	—	—	—	—	—	—	(148)	—	(8,485)
Utility and power plant projects	(588)	(2,866)	—	(315)		(360)		—	—	—	—	—	—	—	—	—	—	(675)
Sale-leaseback transactions	32,327	—	—	(5,452)		(438)		—	—	—	—	—	—	13,708	—	—	—	7,818
Mark-to-market loss on equity investments	—	—	—	—		—		—	—	—	—	—	—	6,225	—	—	—	6,225
Other adjustments:
Impairment of property, plant and equipment	—	—	—	33		355,074		—	12,832	1,229	—	—	—	—	—	—	—	369,168
Impairment of residential lease assets	—	—	—	(12,684)		—		—	—	—	—	170,898	—	—	—	—	(11,980)	146,234
Cost of above-market polysilicon	—	—	—	(5,850)		55,847		—	—	—	—	—	—	—	—	—	—	49,997
Stock-based compensation expense	—	—	—	1,760		2,000		—	4,589	13,442	—	—	—	—	—	—	—	21,791
Amortization of intangible assets	—	—	—	3,493		3,584		—	—	—	—	—	—	—	—	—	—	7,077
Depreciation of idle equipment	—	—	—	289		432		—	—	—	—	—	—	—	—	—	—	721
Gain on business divestiture	—	—	—	—		—		—	—	—	—	—	(59,347)	—	—	—	—	(59,347)
Acquisition-related and other costs	—	—	—	—		—		—	—	20,869	—	—	—	—	—	—	—	20,869
Non-cash interest expense	—	—	—	—		—		—	7	51	—	—	—	—	—	—	—	58
Restructuring expense	—	—	—	—		—		—	—	—	18,604	—	—	—	—	—	—	18,604
Tax effect	—	—	—	—		—		—	—	—	—	—	—	—	1,808	—	—	1,808
Non-GAAP	$809,526	$782,700	$(302,693)	$115,203	14.2%	$1,668	0.2%	$(17,305)										$(71,054)